EXHIBIT 10(b)

CLECO POWER LLC

401(K) SAVINGS AND INVESTMENT PLAN

FIRST AMENDMENT

WHEREAS, Central Louisiana Electric Company, Inc. (now known as Cleco Power LLC), originally adopted the Central Louisiana Electric Company 401(k) Savings and Investment Plan, effective as of January 1, 1985, which plan is now known as the Cleco Power LLC 401(k) Savings and Investment Plan (the "Plan"); and

WHEREAS, the Plan was most recently amended and restated effective January 1, 2004; and

WHEREAS, Cleco Power LLC desires to amend the Plan to increase the rights of Plan participants with respect to dividends.

NOW, THEREFORE, effective as of June 1, 2005, the Plan is amended in the following respects:

1.         The first sentence of Section 5.3(b) of the Plan is amended to read as follows:

The ESOP Account of each Participant shall be credited with the Participant's allocable portion of (i) the Company Stock investment in the ESOP Fund purchased and paid for by the ESOP Trust (other than Financed Stock) or contributed in kind by the Employer, (ii) forfeitures from the ESOP Fund, (iii) Pre-Tax Contributions pursuant to Section 4.2 that the Participant directed pursuant to Section 8.1 to have invested in the Common Stock Fund, and (iv) subject to the further provisions of this Section 5.3(b), the Company Stock investment in the ESOP Fund expected to be released from the Stock Suspense Account.

2.         The third and fourth sentences of Section 8.1(a) of the Plan are amended to read as follows:

One such Investment Fund, however, shall be the Common Stock Fund, which will be invested and reinvested in the Common Stock of the Company and which will be considered part of the ESOP Fund (except that the Common Stock Fund will not be considered part of the ESOP Fund for purposes of Sections 7.5 and 8.2).  The Trustee, the Committee, or a recordkeeper designated by the Committee shall maintain records for each Participant's After-Tax Contribution Account, Employer Matching Contribution Account, Pre-Tax Contribution Account, the ESOP Account, and Rollover Account, if any, that reflect the value of each Participant's share of the Investment Funds.

401(k) ESOP Amendment No. 1

3.         The third sentence of the last paragraph of Section 8.1 of the Plan is deleted and replaced with the following:

Notwithstanding the foregoing, in order that the deduction under Code Section 404(k) will be available, the Committee may direct that dividends paid with respect to shares in the ESOP Fund be distributed on an annual basis or more frequently, in which case income that constitutes dividends on shares of Company Stock in the ESOP Fund will not be invested in Company Stock but will be invested temporarily in cash equivalents until distributed to Participants.  In addition, each Participant (including Participants who have terminated Service with the Company and Beneficiaries) may choose whether dividends paid with respect to shares allocable to the Participant in the Company Stock Fund will be either:

(1)        Reinvested.  Reinvested in Company Stock in the Company Stock Fund, or

(2)        Paid in Cash.  Distributed to the Participant on an annual basis or more frequently (but not later than 90 days after the close of the Plan Year in which the dividend is paid), in which case income that constitutes dividends on shares of Company Stock in the Company Stock Fund will not be invested in Company Stock but will be invested temporarily in cash equivalents until that income is distributed.

A Participant's dividend payment choice will continue to apply to future dividends until the Participant changes his choice.  The Committee will allow Participants to change their dividend payment choices at least annually.  The entity the Committee designates must receive a Participant's request for a change in the dividend payment option on or before the record date for any given dividend payment date in order for the requested change to be effective for that dividend.  A Participant will be deemed to have chosen option (1) above if the Participant has no dividend payment designation in place on the record date with respect to a dividend.  With respect to Participants who choose option (2) above, the distribution will be paid to the Plan and the Plan will distribute the dividend to the Participant.

4.         The following sentence is added at the end of 7.4:

A hardship distribution will not be available to a Participant unless the Participant has in place under Section 8.1 a designation that dividends paid with respect to shares allocable to the Participant in the Company Stock Fund be distributed to the Participant under option (2) of Section 8.1.

401(k) ESOP Amendment No. 1

IN WITNESS WHEREOF, Cleco Power LLC has executed this amendment this 22nd day of April 2005.

                                                                                                                           CLECO POWER LLC

                                               BY:   /s/  Catherine C. Powell

                                                  Catherine C. Powell

                                                  Senior Vice President

                                                  Employee Corporate Services